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                                                                Exhibit 23(n)(i)

                                 WT MUTUAL FUND

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
                            (WILMINGTON PORTFOLIOS)

I.   INTRODUCTION

This Multiple Class Plan (this "Plan") has been adopted by a majority of the Board of Trustees of WT Mutual Fund (the "Fund"), including a majority of the Trustees who are not interested persons of the Fund (the "non-interested Trustees"), pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), with respect to each series of the Fund listed on Schedule A attached hereto (each a "Portfolio" and together the "Portfolios").

This Plan designates two classes of shares for each Wilmington Portfolio (except for the Wilmington Balanced Portfolio which offers Institutional Shares, Investor Shares and Service Shares) and, in accordance with Rule 18f-3 under the Act, sets forth the differences between the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Fund's Board of Trustees, including a majority of the non-interested Trustees, has determined that this Plan, including the allocation of expenses, is in the best interests of the Fund as a whole, each Portfolio and each class of shares offered by a Portfolio.

II.  ELEMENTS OF THE PLAN

Class Designation: The Portfolios shall be divided into the following classes:

- Each of the Wilmington Short/Intermediate Bond, Wilmington Broad Market Bond, Wilmington Municipal Bond, Wilmington Large Cap Growth, Wilmington Mid Cap Growth, Wilmington Small Cap Growth, Wilmington Large Cap Core, Wilmington Small Cap Core, Wilmington International Multi-Manager, Wilmington Large Cap Value, Wilmington Mid Cap Value, Wilmington Small Cap Value and Wilmington Real Estate Portfolios issues Institutional Shares and Investor Shares;

- The Wilmington Premier Money Market Portfolio issues Institutional Shares and Service Shares;

- Each of the Wilmington Prime Money Market, Wilmington U.S. Government and Wilmington Tax-Exempt Portfolios issues Investor Shares and Service Shares; and

- The Wilmington Balanced Portfolio issues Institutional Shares, Investor Shares and Service Shares.


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Differences in Availability: Investor Shares shall be available to all investors and will be sold by PFPC Distributors, Inc. (the "Distributor") and by banks, securities brokers or dealers and other financial institutions that have entered into a selling agreement with the Distributor. Institutional Shares and Service Shares will be available only to existing shareholders of Institutional Shares and Service Shares, respectively, and to certain other eligible investors as disclosed in the Portfolios' prospectuses.

Differences in Distribution Arrangements:

Investor Class shares shall be subject to a distribution plan adopted pursuant to Rule 12b-1 under the Act. The distribution plan for Investor Class shares allows each Portfolio to spend annually up to 0.25% of its average daily net assets attributable to its Investor Shares (up to 0.20% for the Wilmington Prime Money Market Portfolio, the Wilmington U.S. Government Portfolio, and the Wilmington Tax-Exempt Portfolio) to pay the Distributor for distribution activities and expenses primarily intended to result in the sale of Investor Shares.

Institutional Shares and Service Shares shall not be subject to a distribution plan under Rule 12b-1 under the Act.

Service Shares shall be subject to a shareholder service plan that allows for the payment of a shareholder service fee of 0.25% of the average net assets of the Service Shares of a portfolio to certain organizations for the provision of certain services provided pursuant to a shareholder service agreement with the Fund.

Differences in Shareholder Services:

Other than any shareholder services that may be provided under the distribution plan for the Investor Shares or under the shareholder service plan for the Service Shares of each Portfolio, the services offered to shareholders of Institutional Shares, Investor Shares and Service Shares shall be the same.

Expense Allocation. All expenses of each Portfolio shall be allocated between its Institutional Shares, its Investor Shares and/or Service Shares in accordance with Rule 18f-3 under the Act, except that the fees and expenses incurred by a Portfolio under the distribution plan for its Investor Shares or under the shareholder service plan for its Service Shares, shall be allocated to the Investor Shares or Service Shares of such portfolios, respectively, and the following types of expenses specific to each class shall be allocated to such class's transfer agency and other recordkeeping costs;

     - Securities and Exchange Commission and blue sky registration or qualification fees;

     - printing and postage expenses related to printing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class;

     -  audit or accounting fees or expenses relating solely to such class;

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     - the expenses of administrative personnel and services as required to support the shareholders of such class;

     - litigation or other legal expenses relating solely to such class;

     - Trustees' fees and expenses incurred as a result of issues relating solely to such class; and

     - other expenses subsequently identified and determined to be properly allocated to such class.

Conversion Features. None of the Institutional Shares, Investor Shares and Service Shares shall automatically convert to shares of another class.

Exchange Privileges. Institutional Shares of each Portfolio shall be exchangeable only for Institutional Shares of each other Portfolio and the Wilmington Premier Money Market Portfolio of the Fund. Investor Shares of each Portfolio shall be exchangeable only for Investor Shares of other Portfolios. Service Shares of each Portfolio shall be exchangeable only for Service Shares of other Portfolios. Each exchange shall be made based upon the relative net asset values of the classes as set forth in the prospectuses of the Portfolios.

Voting and other Rights. Institutional Shares, Investor Shares and Service Shares shall each have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligation as the other class.

As amended and restated on November 14, 2002


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                                   SCHEDULE A

         Wilmington Balanced Portfolio
         Wilmington International Multi-Manager Portfolio
         Wilmington Large Cap Core Portfolio
         Wilmington Large Cap Growth Portfolio
         Wilmington Large Cap Value Portfolio
         Wilmington Mid Cap Growth Portfolio
         Wilmington Mid Cap Value Portfolio
         Wilmington Small Cap Core Portfolio
         Wilmington Small Cap Growth Portfolio
         Wilmington Small Cap Value Portfolio
         Wilmington Premier Money Market Portfolio
         Wilmington Prime Money Market Portfolio
         Wilmington Tax-Exempt Portfolio
         Wilmington U.S. Government Portfolio
         Wilmington Board Market Bond Portfolio
         Wilmington Municipal Bond Portfolio
         Wilmington Short/Intermediate Bond Portfolio
         Wilmington Real Estate Portfolio









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